PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

Titanium Metals Corporation	John A. St. Wrba
5430 LBJ Freeway, Suite 1700	Vice President and Treasurer
Dallas, Texas 75240	(972) 233-1700

TIMET REPORTS THIRD QUARTER 2008 RESULTS

DALLAS, TEXAS . . . November 4, 2008 . .. . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) reported net income attributable to common stockholders of $40.2 million, or $0.22 per diluted share, for the quarter ended September 30, 2008, compared to $52.3 million, or $0.29 per diluted share, for the quarter ended September 30, 2007.

The Company’s net sales were $295.4 million during the third quarter of 2008 compared to $297.3 million during the third quarter of 2007.  Average selling prices for melted and mill products decreased 25% and 12%, respectively, from the third quarter of 2007 to the third quarter of 2008.  Largely offsetting these price decreases, TIMET’s net sales volume for both melted and mill products increased 7% and 15%, respectively, for the third quarter of 2008 compared to the same period in 2007.  Increases in global manufacturing activity for titanium products throughout the supply chain have increased the availability of titanium scrap, which has resulted in declining costs for this raw material.  The decline in raw material costs has contributed to lower selling prices for certain of the Company’s products under long-term agreements, due in part to raw material indexed pricing adjustments included in certain of these agreements, as well as TIMET’s non-contract sales volume.

Operating income for the third quarter of 2008 was $52.9 million compared to $81.3 million during the same period in 2007, reflecting the net effect of decreased average selling prices for melted and mill products and slightly lower costs of raw materials.

Revisions and delays in the build-out schedules of certain commercial aircraft, and the resulting effects on production and inventory levels throughout the supply-chain, continue to affect near-term demand, impacting sales volumes and selling prices for titanium products.  While the Company’s sales have been impacted by the aforementioned production schedule revisions and delays, contractually committed volumes under certain of the Company’s long-term agreements have contributed to the overall increase in sales volume for TIMET’s products during the third quarter of 2008.

The Company’s sales order backlog at the end of September 2008 was $0.8 billion, which was the same as the end of June 2008.

Steven L. Watson, Vice Chairman and Chief Executive Officer, said, “Our operating results for the third quarter of 2008 reflect strong volumes during a period of continued price volatility.  Current global economic conditions as well as factors within the commercial aerospace market have contributed to fluctuations in demand which have impacted our product mix and resulted in downward pressure on average selling prices for our melted and mill products.  This volatility is expected to continue to impact demand until uncertainties within global credit markets and the commercial aerospace production cycle are resolved and customer inventory levels are stabilized on a longer term basis.

“Through our focused efforts over the past few years to add significant flexibility and cost advantages to our manufacturing and raw material procurement processes, we have increased our ability to respond to industry demand volatility.  This flexibility, coupled with the minimum annual volume commitments and indexed pricing mechanisms included in certain of our long-term agreements with our major customers, positions us to respond to changes in customer requirements in a timely and cost efficient manner, while limiting our exposure to the volatility of market pricing and fluctuating demand.

“Beyond these near-term issues, we believe the demand for titanium metal in all major and emerging market sectors continues to have significant long-term growth potential.  We also believe the outlook for TIMET remains very positive, particularly in light of our flexible production structure and our strong financial position.”

The financial information contained in this release is subject to future correction and revision and the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 with the Securities and Exchange Commission (“SEC”) and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q filed with the SEC.

The statements contained in this release that are not historical fact are forward-looking statements that represent TIMET management’s beliefs and assumptions based on currently available information.  Forward-looking statements can generally be identified by the use of words such as “believes,” “intends,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects” or comparable terminology or by discussions of strategies or trends.  Although TIMET believes that the expectations reflected in such forward-looking statements are reasonable, it does not know if these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results.  Actual future results could differ materially from those described in such forward-looking statements, and TIMET disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, including risks and uncertainties in those portions referenced above and those described from time to time in the Company’s other filings with the SEC which include, but are not limited to:

•	the cyclicality of the commercial aerospace industry;
•	the performance of aerospace manufacturers and TIMET under long-term agreements;
•	the existence or renewal of certain long-term agreements;
•	the difficulty in forecasting demand for titanium products;
•	global economic and political conditions;
•	global production capacity for titanium;
•	changes in product pricing and costs;
•	the impact of long-term contracts with vendors on TIMET’s ability to reduce or increase supply;
•	the possibility of labor disruptions;
•	fluctuations in currency exchange rates;
•	fluctuations in the market price of marketable securities;
•	uncertainties associated with new product or new market development;
•	the availability of raw materials and services;
•	changes in raw material prices and other operating costs (including energy costs);
•	possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	competitive products and strategies; and
•	other risks and uncertainties.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.
• • • • •

TITANIUM METALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share and product shipment data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2008	2007	2008

Net sales	$297.3	$295.4	$980.3	$886.3
Cost of sales	199.3	222.5	613.4	648.0

Gross margin	98.0	72.9	366.9	238.3

Selling, general, administrative and development expense	16.7	18.0	51.7	51.5
Other income (expense), net	-	(2.0)	0.2	(2.3)

Operating income	81.3	52.9	315.4	184.5

Other non-operating income, net	0.9	4.8	1.2	3.3

Income before income taxes and minority interest	82.2	57.7	316.6	187.8

Provision for income taxes	27.2	16.1	101.5	54.9
Minority interest in after-tax earnings	1.3	1.3	7.3	4.9

Net income	53.7	40.3	207.8	128.0

Dividends on Series A Preferred Stock	1.4	0.1	4.2	0.2

Net income attributable to common stockholders	$52.3	$40.2	$203.6	$127.8

Earnings per share attributable to common stockholders:
Basic	$0.32	$0.22	$1.26	$0.70
Diluted	$0.29	$0.22	$1.13	$0.70

Weighted average shares outstanding:
Basic	162.2	181.0	162.0	181.6
Diluted	184.3	182.0	184.3	182.6

Melted product shipments:
Volume (metric tons)	1,045	1,115	3,685	3,060
Average selling price (per kilogram)	$39.85	$29.85	$42.35	$30.90

Mill product shipments:
Volume (metric tons)	3,350	3,845	10,665	11,195
Average selling price (per kilogram)	$67.75	$59.40	$68.20	$61.95